UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2017

New Peoples Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-33411

VA	31-1804543
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

67 Commerce Drive

Honaker, VA 24260

(Address of principal executive offices, including zip code)

(276) 873-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2017 in connection with the sale of four (4) of its properties to NPB Good Steward Properties, LLC (“Good Steward”) reported below pursuant to the Real Estate Purchase Agreement entered into on April 13, 2017 New Peoples Bank, Inc. (the “Bank”), the wholly-owned subsidiary of New Peoples Bankshares, Inc., entered into Commercial Lease Agreements with Good Steward for the four properties (the “Leases”) which will allow the Bank to continue to serve its customers from these locations. The Leases, which commenced on June 1, 2017, provide the Bank with use of the properties for an initial term of fifteen (15) years.  Base rent payments for years 1 through 5 of the Leases are approximately $417,000 a year.  The base rent payments will increase by 8% for years 6 thru 10 of the Leases and then another 8% for years 11 thru 15 of the Leases.  The Bank has the option to renew the Leases five (5) times and each renewal would be for a term of five (5) years.  The base rent for the renewals would be negotiated at the time the renewal option is exercised by the Bank.

In February 2016, the Financial Accounting Standards Board amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has elected to early adopt ASU No. 2016-02 Leases (Topic 842). Management is currently evaluating the impact the early adoption will have on its financial statements as a result of this transaction.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 31, 2017 the Bank consummated the sale of four (4) of its properties, one each located in Abingdon, Bristol, Gate City and Castlewood, Virginia to Good Steward for a total purchase price of $6.17 million. The sale prices for the properties were based on outside appraisals obtained by the Bank. The Bank provided to Good Steward financing in the ordinary course for $4.94 million of the purchase price. The Bank and its parent, New Peoples Bankshares, Inc. and affiliates have no relationship with Good Steward other than those involved in these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW PEOPLES BANKSHARES, INC.
(Registrant)

Date: June 6, 2017	/s/ JOSEPH D. PENNINGTON
Joseph D. Pennington
Senior Vice President and Chief Financial Officer